UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

InterTrust Technologies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1672106
(State of Incorporation or organization)	(I.R.S. Employer Identification no.)

4800 Patrick Henry Drive, Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates:

000-27287 (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

None
(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A by adding the information set forth below.

Item 1.     Description of Registrant’s Securities to be Registered

Effective November 13, 2002, InterTrust Technologies Corporation (the “Company”) amended the Rights Agreement, dated as of June 8, 2001, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agreement”) to provide that:

(i)   Sony Corporation of America, Koninklijke Philips Electronics N.V., Fidelio Acquisition Company, LLC, Fidelio Sub, Inc. and their Affiliates (as defined in the Rights Agreement) and Associates (as defined in the Rights Agreement) shall not be deemed to be an “Acquiring Person” solely by virtue of executing, or acquiring shares of the Company’s common stock pursuant to, (1) the Agreement and Plan of Merger dated November 13, 2002 (the “Merger Agreement”) by and among Fidelio Acquisition Company, LLC, Fidelio Sub, Inc. and the Company, (2) a tender offer commenced by Fidelio Sub, Inc. pursuant to the Merger Agreement, (3) the merger of Fidelio Sub, Inc. with and into the Company pursuant to the Merger Agreement, (4) the Stockholder Tender and Support Agreements (the “Stockholder Agreements”) entered into between Fidelio Acquisition Company, LLC, Fidelio Sub, Inc. and certain stockholders of the Company in conjunction with the Merger Agreement, or (5) the consummation of other transactions contemplated in the Merger Agreement and the Stockholder Agreements, or pursuant to a transfer of such common stock to a direct or indirect wholly owned Subsidiary (as defined in the Rights Agreement) of one or more such Persons (as defined in the Rights Agreement) (each of the foregoing, an “Exempt Event”); and

(ii)  no Exempt Event shall cause a Distribution Date, a Flip-In Event, a Section 11(a)(ii) Date or a Stock Acquisition Date (each as defined in the Rights Agreement).

This summary description of the amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Rights Agreement, which is attached hereto as Exhibit 3.

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Item 2.    Exhibits.

3.    Amendment to the Rights Agreement, dated as of November 13, 2002, by InterTrust Technologies Corporation.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERTRUST TECHNOLOGIES CORPORATION

Date: November 18, 2002	By:	/s/ DAVID LOCKWOOD
Name: David Lockwood Title: Chief Executive Officer and President

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